UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 6, 2010

Date:	Wednesday, January 6, 2010
Time:	11:30 A.M., E.S.T.
Place:	McCormick & Schmick’s at The Greene 4429 Cedar Park Drive Dayton, Ohio 45440

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Re-approve the performance goals in the Robbins & Myers, Inc. 2004 Stock Incentive Plan as Amended;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2010; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 18, 2009 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Linn S. Harson
Secretary

December 4, 2009

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	December 4, 2009
51 Plum Street, Suite 260
Dayton, Ohio 45440

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on January 6, 2010 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are:

•	Election of Richard J. Giromini, Stephen F. Kirk, and Peter C. Wallace as Directors;

•	Re-approval of performance goals for the Robbins & Myers, Inc. 2004 Stock Incentive Plan as Amended; and

•	Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2010.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of the following ways:

•	by use of the Internet by 6:00 a.m., January 6, 2010, Eastern Standard Time;

•	by telephone by 6:00 a.m., January 6, 2010, Eastern Standard Time;

•	by the Company’s receipt prior to the Annual Meeting of a later-dated proxy;

•	by receipt by the Secretary of the Company prior to the Annual Meeting of a written revocation; or

•	by you appearing at the Annual Meeting and electing to vote in person.

The Company first mailed this Proxy Statement to shareholders on December 4, 2009.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on January 6, 2010:

This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2009 are available at https://materials.proxyvote.com/770196.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on November 18, 2009. For each share owned of record, you are entitled to one vote. On November 18, 2009, the Company had 33,021,308 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so. For the first time at this year’s Annual Meeting, brokers will not have the authority to cast votes in uncontested elections of directors without receiving specific voting instructions from the shareholder. If you hold your shares through a broker (in “street name”), we strongly encourage you to provide your broker with the authority and instructions needed to vote your shares in the election of directors.

In counting votes on a particular item, we will treat abstentions as votes cast on the particular matter. We will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies us in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight directors, divided into two classes of four directors, with one class of directors elected at each annual meeting of shareholders for a term of two years. Effective with the commencement of this year’s Annual Meeting, the Board has reduced the number of authorized directors to seven, with one class comprised of three directors and the other of four directors.

At the Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2012. The Board has nominated Richard J. Giromini, Stephen F. Kirk, and Peter C. Wallace for election as directors. All nominees are presently directors. David T. Gibbons, whose term of office as a director expires at the Annual Meeting, is retiring from the Board after six years of service.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Votes will be tabulated by the inspector of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of the nominee, but could trigger our “majority vote policy” set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his election to tender his resignation. See “Governance of the Company and Board Matters — Majority Vote Policy” below.

Set forth below is information concerning the nominees for election as directors at the Annual Meeting and persons serving as directors whose term of office continues after the Annual Meeting.

Nominees for Term of Office Expiring in 2012

Richard J. Giromini	Director Since October 2008

Mr. Giromini, age 56, has been President and Chief Executive Officer of Wabash National Corporation (manufacturer and distributor of semi-trailers to trucking industry) from January 2007 and a director since December 2005. He was President and Chief Operating Officer of Wabash National Corporation

from December 2005 through December 2006. From February 2005 until December 2005, Mr. Giromini served as Executive Vice President and Chief Operating Officer, and from July 2002 to February 2005, he was Senior Vice President and Chief Operating Officer, of Wabash National Corporation.

Stephen F. Kirk	Director Since June 2006

Mr. Kirk, age 60, has been Senior Vice President and Chief Operating Officer of The Lubrizol Corporation (manufacturer of specialty chemicals) since September 2008. From June 2004 to September 2008, he was President of Lubrizol Additives. He served as Vice President of Sales and Marketing of The Lubrizol Corporation from June 1999 to June 2004.

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 55, has been President and Chief Executive Officer of the Company since July 12, 2004. From October 2001 to July 2004, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies, Inc.

Directors Continuing in Office Until 2011

Andrew G. Lampereur	Director Since March 2007

Mr. Lampereur, age 46, has been Executive Vice President and Chief Financial Officer of Actuant Corporation (manufacturer of industrial products and systems) since August 2000. Mr. Lampereur joined Actuant in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance of its Gardner Bender unit. He served as Vice President, General Manager for Gardner Bender, from 1998 until assuming his present position.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 65, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003

Mr. Medford, age 59, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer from July 2004 to June 2005, as Executive Vice President and Chief Financial Officer from January 2001 to June 2005, and as Vice President of Corporate Finance and Chief Financial Officer from February 1986 to January 2001.

Albert J. Neupaver	Director Since January 2009

Albert J. Neupaver, age 59, has been President, Chief Executive Officer and a director of Wabtec Corporation (manufacturer of braking equipment and other parts for locomotives, freight cars and passenger rail cars) since February 2006. From 1998 to February 2006, Mr. Neupaver was President of the Electromechanical Group of AMETEK, Inc. (manufacturer of electronic instruments and electromechanical devices).

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines.  The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robn.com; the Guidelines as well as committee charters for Board committees, the Company’s Code of Business Conduct and any other document posted in the Corporate Governance section may also be obtained upon written or telephone request to the Company’s Corporate Secretary.

Independent Board.  Our Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those directors that are independent. The Standards are included at Appendix A to this proxy statement. Applying the Standards, the Board affirmatively determined in October 2009 that all of the directors nominated for election at the Annual Meeting and those that will continue as directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Majority Vote Policy.  Our Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election (a “Majority Withheld Vote”) must promptly tender his resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation promptly following the Annual Meeting. In considering whether to accept or reject the tendered resignation, the Committee will consider the reasons underlying the Majority Withheld Vote (if known). The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the Annual Meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). If one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withheld Vote policy does not apply to contested elections. Broker non-votes will not be counted as voted for purposes of the policy.

Board Committees, Charters, Functions and Meetings.  The Board has three standing committees - Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence at Rule 10A-3 issued under the Securities Exchange Act of 1934, and that two members of the Committee — Dale L. Medford and Andrew G. Lampereur — are audit committee financial experts within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted at the Company’s website and the Charter of the Audit Committee is Appendix B to this proxy statement. The Board held seven Board meetings and 15 Board Committee meetings in fiscal 2009. All directors attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2009. Current Board Committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Dale L. Medford, Chair Richard J. Giromini Andrew G. Lampereur Albert J. Neupaver Fiscal 2009 Meetings — 6	*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services provided by independent auditors
*Reviews and discusses annual and quarterly financial statements with management and auditors
*Monitors code of business conduct compliance program and
Company employee and investor hotlines

Nominating and Governance Stephen F. Kirk, Chair David T. Gibbons Richard J. Giromini Dale L. Medford Fiscal 2009 Meetings — 4	*Reviews adherence to Corporate Governance Guidelines and
  recommends changes
*Recommends nominees for election as directors and Board
  committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board committee performance and considers individual director effectiveness
*Responsible for director orientation and education
*Reviews actions of Corporate Compliance Committee

Compensation David T. Gibbons, Chair Stephen F. Kirk Andrew G. Lampereur Albert J. Neupaver Fiscal 2009 Meetings — 5	*Annually approves CEO goals and objectives and evaluates CEO performance
*Reviews and approves CEO and executive officer compensation *Responsible, with CEO, for effective management development and succession planning
*Reviews Compensation Discussion and Analysis
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The annual meeting held on January 7, 2009 was attended by all current directors who were directors at the time of the meeting.

Executive Sessions of Non-management Directors.  The non-management directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management directors” are all of the directors who are not employed by the Company. The Chairman of the Board is the presiding director at these executive sessions.

Director Nomination Process.  The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted at the Company’s website.

The Board believes that it should be comprised of directors with varied but complementary backgrounds and that directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals” at page 35.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Code of Ethics.  Our Code of Business Conduct sets forth basic principles and guidelines for our directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted at our website.

Communications from Shareholders and Others to the Board.  The Board recommends that shareholders and other interested parties initiate communications with the Board, individual directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440. The Board’s process for handling such communications is posted at our website.

Related Party Transactions.  Our Code of Business Conduct under the heading “Conflicts of Interest” sets forth our policy with respect to related party transactions. A conflict of interest can arise when an employee’s, officer’s, or director’s personal or family relationships or outside business interests may adversely influence the judgment or loyalty required in performance of his or her duties to the Company. In cases where there is an actual or an appearance of a conflict of interest, the person involved is to notify our Corporate Compliance Committee. This non-Board committee is responsible for reviewing all matters involving potential conflicts of interest and may grant exemptions if warranted in the circumstances. Conflicts of interest involving directors or officers are referred directly to our Audit Committee for consideration.

Linn S. Harson, our Secretary and General Counsel, is a partner in the law firm of Thompson Hine LLP. Thompson Hine has served as our principal legal counsel since 1979 and this relationship is annually disclosed in writing to our Audit Committee for review. During fiscal 2009, we paid Thompson Hine $2,280,494 for legal services. In addition, we have engaged Barclays Capital to assist us in evaluating certain opportunities. Michael Loftis, a Senior Vice President of Barclays, is the son of our Chairman of the Board, Thomas P. Loftis.

Other than as described in the preceding paragraph, during fiscal 2009 we were not a party to any transaction in which an executive officer, director, or 5% shareholder (or their immediate family members) had a material direct or indirect interest and no such person was indebted to us.

Compensation Committee Interlocks and Insider Participation.  Our Board’s Compensation Committee is currently comprised of David T. Gibbons (Chair), Stephen F. Kirk, Andrew G. Lampereur, and Albert J. Neupaver. None of the members is a present or past employee or officer of the Company or any of its subsidiaries. None of our executive officers has served on the board of directors or compensation committee of any other entity, one of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of November 18, 2009 concerning common shares of the Company beneficially owned by each director, each nominee for election as director, each executive officer named in the Summary Compensation Table, and directors, nominees, and executive officers as a group. In addition to the shares shown in the following table, executive officers hold restricted share units, which have not yet vested, as listed in footnote 4 to the table.

	Number of Common
	Shares Beneficially	Percent of
Individual or Group	Owned as of 11/18/09(1)	Class
David T. Gibbons	11,620	(3)
Richard J. Giromini	2,546	(3)
Stephen F. Kirk	9,110	(3)
Andrew G. Lampereur	6,260	(3)
Thomas P. Loftis(2)	80,050	(3)
Dale L. Medford	17,026	(3)
Albert J. Neupaver	4,146	(3)
Peter C. Wallace	345,466	(3)
Christopher M. Hix	78,985	(3)
Saeid Rahimian	112,433	(3)
Jeffrey L. Halsey	14,646	(3)
Kevin J. Brown	191,710	(3)
Directors and Executive Officers as a Group (14 persons)	876,403	2.6%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of November 18, 2009 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Gibbons — 4,000	Mr. Giromini — 0	Mr. Kirk — 0
Mr. Lampereur — 0	Mr. Loftis — 8,000	Mr. Medford — 4,000
Mr. Neupaver — 0	Mr. Wallace — 115,819	Mr. Hix — 33,736
Mr. Rahimian — 45,685	Mr. Halsey — 7,219	Mr. Brown — 136,582
Directors and executive officers as a group — 356,374

(2)	Includes 16,408 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

(4)	In addition to the shares listed in the table, executive officers hold the following number of restricted share units that have not yet vested:

Mr. Wallace — 12,120	Mr. Hix — 3,320
Mr. Rahimian — 3,730	Mr. Halsey — 1,750
Mr. Brown — 930
Directors and executive officers as a group — 21,850

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of November 18, 2009 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 11/18/09	% of Class
Barclays Global Investors, N.A.(1)	1,965,514	5.9%
45 Fremont Street San Francisco, CA 94105

Keeley Asset Management Corp.	1,845,000	5.6%
401 South LaSalle Street Chicago, IL 60605(2)

M.H.M. & Co., Ltd.(3)	5,546,106	16.8%
830 Hanna Building Cleveland, OH 44115

(1)	Barclays Global Investors, NA is a bank. It has sole voting power with respect to 520,171 of the listed shares and sole dispositive power with respect to 614,806. Barclays Global Fund Advisors is a registered investment advisor. It has sole voting power with respect to 932,536 of the listed shares and sole dispositive power with respect to 1,327,625 of the listed shares.

(2)	Keeley Asset Management Corp. is an investment advisor with sole voting and dispositive power with respect to the listed shares.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of our Board reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended August 31, 2009.

THE COMPENSATION COMMITTEE
     David T. Gibbons, Chair
     Stephen F. Kirk
     Andrew G. Lampereur
     Albert J. Neupaver

Compensation Discussion and Analysis

Overview

This CD&A describes our compensation philosophy and objectives, how our compensation process works, why the Compensation Committee arrived at specific compensation decisions, and the role of the Committee, its compensation consultant, and Mr. Wallace, our CEO, in setting the compensation of our Named Executive Officers (NEOs).

The Committee develops and administers our compensation programs, policies and processes and sets the compensation of our CEO and the other NEOs. The Committee was comprised of three independent directors until January 7, 2009 and was then increased to four independent directors. Our Human Resources Department and General Counsel support the Committee in its work. The Committee has the authority in its discretion to engage outside advisors to assist it.

When determining the compensation of our CEO, the Committee considers:

•	His performance against the annual and long-term objectives it has established for him;

•	Evaluations of our CEO submitted by each director and the personal evaluation that Mr. Wallace submits to the Committee;

•	Benchmark data from compensation surveys and our self-developed peer group; and

•	His past compensation and accumulated equity interest in the Company and his total proposed compensation taking into account all forms of compensation.

In the process of determining his compensation, the Chairman of the Committee and the Chairman of the Board meet with Mr. Wallace to discuss the Committee’s evaluation of his performance, the rationale for the various elements of his compensation, the sizing of the elements, and the benchmarking of his total compensation.

Mr. Wallace assists the Committee when it determines the compensation of the other NEOs by providing the Committee:

•	His evaluation of each executive’s performance against targeted objectives;

•	His recommended allocation of the executive’s compensation among the various elements of compensation; and

•	His recommendation as to the size or amount of each element of compensation.

On behalf of the Committee, Mr. Wallace also meets individually with each NEO to explain the Committee’s rationale for various elements of the executive’s compensation and the sizing or amount of each element of compensation.

The Committee also considers the economic and general business conditions at the time in which compensation decisions are made. While the Committee may adjust and refine the compensation packages as operating conditions change, it believes that consistency in its compensation philosophy and approach is important.

Role of Compensation Consultant

The Committee has retained Hewitt Associates as its compensation consultant since May 2007. The Committee determines the services provided to the Committee by Hewitt and the fees paid. Hewitt reports directly to the Committee independent of management and meets regularly with the Committee without management present. In addition to services to the Committee, Hewitt provided actuarial services to the Company in fiscal 2009.

For fiscal 2009, Hewitt provided the following services to the Committee:

•	Participated in the design and implementation of our executive compensation program for NEOs;

•	Provided competitive market practice data and benchmarking;

•	Evaluated each of our NEO’s position against competitive market practice data;

•	Evaluated the features of each of our compensation plans against market practice;

•	Analyzed our equity awards (e.g. options, restricted stock and performance shares) to arrive at their respective economic value; and

•	Participated in meetings of the Committee at which fiscal 2009 compensation decisions were made.

Objectives of the Company’s Compensation Program

The Committee believes that our targeted growth strategies require an executive compensation program that reinforces the importance of performance and accountability — both at the individual and at the corporate level. Our program is designed to provide executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In making compensation decisions, the Committee is guided by the following objectives:

•	To attract, motivate, and retain highly experienced executives who are vital to our short- and long-term success, profitability, and growth;

•	To create alignment among executives and shareholders by actively promoting compensation programs and arrangements intended to result in executives having a meaningful investment in the Company through share ownership;

•	To provide focus on key financial performance goals and objectives that are integral to achieving the Company’s annual and long-term strategic plans; and

•	To provide targeted compensation levels that are consistent with the 50th percentile of competitive market practice for base salary, the 50th percentile for annual incentives at target level performance, and the 50th percentile annualized economic grant value for equity awards, with adjustments based on various factors, such as level of responsibility, prior experience, length of service, achievement of personal objectives, future potential and internal pay equity issues.

Types of Compensation

Our compensation program includes the following types of compensation:

•	Annual fixed compensation — salaries;

•	Annual cash incentive compensation — cash bonus earned only if certain pre-established financial performance targets are achieved for the fiscal year;

•	Equity awards that provide opportunities for our executives to accumulate wealth that is directly related to the creation of shareholder value and serve to strengthen the long-term commitment of executives to the Company, including the following:

•	Stock options that become exercisable in equal installments on an annual basis over a three-year service period;

•	Restricted stock that vests in equal installments on an annual basis over a three-year service period; and

•	Performance shares that are earned based on annual financial measures but are only paid out if the executive continues in our employment for three years.

•	Executive perquisites provided on a limited basis that serve certain corporate purposes;

•	Retirement contributions designed to provide wealth accumulation and post-employment security; and

•	Special equity awards that are made from time to time when superior performance merits exceptional pay.

How Target Levels of Compensation Are Determined

The Committee strives to create an overall compensation package for each NEO that satisfies the objectives of our compensation program. With its consultant, the Committee reviews the market data, discussed below, to determine for each NEO a total compensation opportunity at the 50th percentile level. It then initially sets salaries, annual incentive compensation, and equity-based compensation for each NEO so that his total compensation package and each of the three major components are generally consistent with the desired 50th percentile level. The Committee makes adjustments to the competitive data for each NEO to reflect levels of responsibility, prior experience, length of service, achievement of personal objectives, future potential, and internal pay equity issues. The Committee rewards exceptional performance in a particular fiscal year by providing for incentive compensation that will payout above the targeted compensation level if certain stretch goals are achieved.

The Committee uses incentive compensation to promote the achievement of annual and longer-term financial measures. Annual incentive compensation is used to motivate executives to achieve specific performance goals of the Company’s annual plan. Performance share awards are tied to financial objectives that, while measured annually, are focused on consistent longer-term goals of continuing earnings growth and steadily improving asset utilization. Option grants and restricted share awards, while not performance based, promote the retention of key executives, help drive long-term performance and align management’s interests with those of shareholders.

The Committee believes that as an executive’s responsibility increases so does his ability to influence our performance and accordingly, the proportion of his compensation that consists of salary and cash incentive should decrease while the proportion of equity incentives to total compensation should increase. The Committee uses our above-listed types of compensation in various proportions in order to motivate desired performance. The Committee developed the following general guidelines as to the sizing of the various elements of compensation that comprised the executive’s total compensation package:

Element of	Chief Executive Officer	Other Named Executive Officers
Compensation	(% of Total Compensation)	(% of Total Compensation)
Salary	30% to 35%	40% to 60%
Annual Cash Incentive at Target	20% to 25%	20% to 25%
Performance Shares at Target	10% to 15%	5% to 10%
Restricted Stock Awards	10% to 15%	5% to 10%
Stock Option Awards	20% to 25%	10% to 25%
Annual Retirement Contributions (includes 3% attributable to Company contribution to 401(k) savings plan)	10% of Cash Compensation	10% of Cash Compensation

Equity awards as a percentage of total compensation were valued based their “economic value.” In the case of options, economic value was determined using a Hewitt Associates’ model that is based on the American Call version of the Black-Scholes option pricing approach. For restricted share and performance share awards, the starting point for a determination of the economic value of an award is the closing market price of our shares on a recent date, with various adjustments related to the volatility of share value, the length of the performance period, volatility of performance and other factors.

In setting each NEO’s compensation, the Committee reviewed the total annual fixed, incentive, and equity compensation to be received by each of them, including base salary, cash incentives, annual and long-term incentives, equity grants, executive perquisites and post-employment obligations.

Benchmarking

For our fiscal 2009 compensation program, Hewitt assisted the Committee in developing measures for benchmarking compensation, both as to the size of the total compensation package offered and the types and design of the various elements of compensation included in each NEO’s compensation package. With Hewitt’s assistance, two comparative measures were developed:

•	One drew upon Hewitt’s proprietary Total Compensation Measurement Data Base for the purpose of assessing market percentile ranges; and

•	The other was an updated version of a customized 12-company peer group that the Committee had previously developed for testing the competitiveness of our compensation against a more immediate peer group.

The Committee’s self-developed 12-company peer group was comprised of the following companies:

Ameron International	CIRCOR International, Inc.	Crane Co.
Flowserve Corp.	Franklin Electric Co., Inc.	Gardner Denver, Inc.
Graco Inc.	IDEX Corporation	Milacron Inc.
Sauer-Danfoss Inc.	Watts Water Technologies, Inc.	Woodward Governor Company

Equity Grant Practices

The exercise price for stock options under our incentive compensation program is the closing price of our common shares on the grant date. Restricted stock and performance shares are also granted to NEOs at this time. Except for new hires and special circumstances, the Committee only grants equity awards at its October meeting, which is normally scheduled one year in advance.

Salaries

The Committee annually adjusts salaries based on the NEO’s individual performance within a structure intended to be competitive at the 50th percentile level with the benchmarking data discussed above. At its October 2008 meeting, the Committee discussed this data and reviewed the individual performances of each of the NEOs. Based on these considerations and to reflect the market value of the positions, the Committee increased Mr. Wallace’s salary from $635,000 to $700,000, a 10.2% increase, and approved salary increases for Mr. Hix, Mr. Rahimian and Mr. Halsey of 12.7%, 5.0%, and 9.5%, respectively. Mr. Brewer’s salary was increased 4.3% and Mr. Brown’s salary was unchanged. Due to the uncertain economic climate, the salaries of all NEOs were unchanged by the Committee at its October 2009 meeting.

Annual Cash Incentive Opportunities

Annual cash incentive compensation provides NEOs with an opportunity to receive additional cash compensation through the achievement of specified annual financial targets. Targets are financial measures based on the Company’s annual plan and were fixed at the outset of fiscal 2009. Annual cash incentive compensation at target ranged from 35% to 80% of base salary. Annual cash incentive compensation could be earned at the threshold, target, or maximum level based on the extent to which the financial measures were achieved. No cash incentive compensation was earned for fiscal 2009. The amounts that could have been earned at threshold, target and maximum are shown in the

“Grants of Plan-Based Awards” table at page 19. For fiscal 2009, the performance measures, the weighting assigned to each measure, and the extent to which each measure was achieved were:

•	Measure: Consolidated sales, weighted 20%, and our consolidated sales for fiscal 2009 were 25% below target.

•	Measure: Earnings per share, weighted 40%, and our earnings per share for fiscal 2009 were 35% below target.

•	Measure: Free cash flow, weighted 40%, and our free cash flow (defined as cash flow from operations plus or minus certain investing activities) was 63% below target.

For Mr. Rahimian, President of the Fluid Management Group, 25% of his annual cash incentive was calculated on the above basis and 75% on the basis of his particular group’s operating performance. The Fluid Management Group’s performance was 16%, below target. For Mr. Brewer, former President of the Process Solution’s Group, 25% of his annual bonus would have been calculated on the above basis and 75% on the basis of his particular group’s performance; however, such cash incentive opportunity was forfeited upon his termination of employment.

Stock Options and Restricted Shares

To further align management and shareholder interests, the Committee in October of each year grants options and awards restricted stock to NEOs. Awards are made pursuant to our 2004 Stock Incentive Plan that was approved by shareholders in December 2004. The exercise price for options is the closing price of our common shares on the date of grant, options become exercisable over three years in equal annual installments and have a term of 10 years. Fiscal 2009 restricted share awards were also made in October 2008 and vest equally over a three-year period. The Committee believes these annual equity awards as structured provide substantial incentives to NEOs to achieve significant growth in shareholder value and to continue in our employment.

The sizing of the awards is based on the guidelines set forth above at “How Target Levels of Compensation are Determined” and the actual grants and awards for fiscal 2009 are set forth in the “Grants of Plan-Based Awards” table at page 19.

Fiscal 2009 Performance Share Awards

In the early part of fiscal 2009 (October 2008), the Committee made performance share awards under our Long Term Incentive Plan (LTIP), which is a sub-plan under our 2004 Stock Incentive Plan. Under the LTIP, the Committee awards to each NEO a target number of performance shares. For fiscal 2009, the Committee set performance threshold, target and maximum payout levels weighted 75% on the Company’s earnings per share and 25% on return on net assets. At the end of fiscal 2009, the Committee determined the actual number of performance shares earned based on the extent to which the targets were achieved for fiscal 2009. The performance shares are forfeited by the executive if he is not employed by us on August 31, 2011. If the executive continues in our employment through August 31, 2011, for each performance share earned for fiscal 2009, he is then issued one common share. In addition, the dollar amount of dividends that would have been paid on such common shares if they had been issued to the executive on the performance share award date of October 9, 2008 is calculated and such amount is divided by the average closing price of our common shares in August 2011 to arrive at a number of dividend equivalent common shares that are issued to the executive on or about September 1, 2011.

The fiscal 2009 LTIP performance share awards at threshold, target and maximum are set forth in the “Grants of Plan-Based Awards” table at page 19. The earnings per share performance measures for the fiscal 2009 LTIP were $2.04 at threshold, $2.55 at target and $3.06 at maximum. The return on net asset performance measures for fiscal 2009 were 25.44% at threshold, 31.80% at target and 36.78% at maximum. No performance share awards were earned for fiscal 2009 because neither earnings per share nor return on net assets for fiscal 2009 met or exceeded the threshold performance levels.

Accrued Earnings under Fiscal 2007 and Fiscal 2008 Long Term Incentive Plan Awards

At the beginning of fiscal 2007, the Committee made performance awards under our former Long Term Incentive Plan (Prior-LTIP), which is a sub-plan under our 2004 Stock Incentive Plan. Under the Prior-LTIP, the Committee set a target dollar amount award that is earned over a three-year performance period. For each year in the three-year performance period, the Committee set performance threshold, target and maximum payout levels weighted 75% on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that average amount is converted into restricted shares of the Company based on the price of our common shares at the end of the three-year period. The restricted shares will generally be forfeited if the executive leaves our employment within one year of being issued the shares.

The fiscal 2007 Prior-LTIP awards earned by each NEO in fiscal 2009 are shown at footnote (3) to the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 18. For Messrs. Wallace, Hix, Rahimian and Brown, these amounts are the sum of the amounts earned in fiscal 2009 under their fiscal 2007 Prior-LTIP awards that were outstanding throughout fiscal 2009. Mr. Halsey is not a participant in the 2007 Prior LTIP and Mr. Brewer forfeited his 2007 Prior LTIP awards upon termination of employment.

Perquisites

The Company has historically provided its NEOs with certain perquisites that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. The perquisites provided to each NEO in fiscal 2009 are described in the table at page 19. In all cases, the value of personal benefits made available to an executive was less than 5% of his total compensation.

Retirement and Other Benefits

On December 31, 2005, we “froze” all NEO defined benefit plans. In their place, we adopted our 2006 Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which we annually credit an amount equal to 10% of the NEO’s salary and annual cash incentive to his deferred compensation account. The amount credited, however, is reduced by amounts we credit to his account for the same fiscal year under the our qualified 401(k) savings plan. We also credit interest at a rate of seven percent per annum on each NEO’s account balance.

Change-in-Control Agreements

We have an employment agreement with our CEO that provides certain payments in the event he is terminated or resigns with good reason within 24 months following a change-in-control of the Company or resigns during the 13th month following a change-in-control. We do not have employment agreements with any other executive officers, but we do have change-in-control agreements with each of our other NEOs that provide certain benefits in the event of termination of employment or resignation for good reason within 24 months after a change-in-control.

The purpose of these agreements is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change-in-control of the Company and to protect the earned benefits of each NEO against adverse changes resulting from a change-in-control. When the Committee approved these agreements in prior years, it carefully reviewed the level of payments that would be paid in the event payments under the agreement were triggered and satisfied itself that the payments were reasonable in amount and designed to further the

Committee’s objectives. Except for our CEO’s agreement, the agreements do not contain “tax gross up” provisions. The agreements are described in detail at “Potential Payments Upon Termination of Employment or a Change-in-Control” at page 23.

Stock Ownership Guidelines.

We recognize the importance of equity ownership in the alignment of shareholder and management interests. Our CEO is required to own common shares having a value equal to at least three times his salary and other NEOs in an amount equal to one times their respective salaries. Stock that is not vested or is subject to outstanding options is not considered as owned in determining an executive’s ownership of our common shares. Until an executive officer meets the stock ownership requirement, the officer must hold at least 60% of all stock compensation we pay him. As of November 18, 2009, each of our NEOs meets the stock ownership guidelines, except for Mr. Halsey who has been employed by the Company since July 2007.

Our non-employee directors are required to own our stock having a value equal to at least two times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us. As of November 18, 2009, each of our non-employee directors meets the stock ownership guidelines.

Tax Deductibility of Compensation.

Section 162(m) of the U.S. Internal Revenue Code limits the deduction we may take for executive compensation paid to an NEO to $1.0 million per year, but contains an exception for certain performance-based compensation. We have structured annual cash incentive compensation under our Senior Executive Annual Cash Bonus Plan and grants of options, awards of restricted shares, and LTIP awards under our 2004 Stock Incentive Plan to qualify as performance-based compensation. The Committee intends to continue to structure executive compensation so that payments will be fully deductible. Occasionally, however, we may make cash payments and equity awards that are not fully deductible if, in the Committee’s judgment, those payments or awards are needed to achieve our overall compensation objectives. In addition, the deductibility of future grants of performance-based compensation under our 2004 Stock Incentive Plan is subject to the re-approval of the performance goals by shareholders at this meeting.

Conclusion

Each year the Committee reviews the total compensation package available to each of the NEOs to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each NEO has achieved as a result of equity awards and retirement benefits provided by the Company, and the particular incentives, vesting requirements and agreements that encourage our NEOs to continue in our employment. The Committee believes our compensation processes, policies and programs for NEOs, including the processes it follows when determining the compensation of our CEO, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Summary Compensation Table

The following table shows for the fiscal year ended August 31, 2009 the compensation provided by the Company to our Chief Executive Officer, Chief Financial Officer, the three next most highly compensated executive officers, and our former Vice President and President Process Solutions Group. The six individuals identified in the Summary Compensation Table are referred to as the “Named Executive Officers” throughout this Proxy Statement.

						Change in
						Pension Value
						and Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Peter C. Wallace,	2009	$694,584	$236,941	$343,063	$350,017	$5,310	$128,995	$1,758,910
President and Chief	2008	628,750	677,525	258,175	1,538,710	5,987	207,331	3,316,478
Executive Officer	2007	557,083	637,593	173,967	1,536,653	5,020	165,738	3,076,054

Christopher M. Hix,	2009	$307,084	$92,760	$137,107	$106,667	$546	$69,446	$713,610
Vice President and	2008	273,750	240,789	99,236	348,805	258	107,414	1,070,253
Chief Financial Officer	2007	260,000	103,596	60,170	325,457	10	67,336	816,569

Saeid Rahimian,	2009	$313,750	$64,757	$93,696	$106,667	$14,448	$80,144	$673,462
Vice President and	2008	298,750	188,259	86,986	409,197	21,582	100,024	1,104,797
President Fluid Management Group	2007	283,750	166,808	108,059	465,057	17,662	87,514	1,128,850

Kevin J Brown,	2009	$200,000	$6,343	$10,858	$25,000	$71,564	$48,794	$362,559
Controller	2008	200,000	44,730	33,406	248,270	204	58,902	585,512
	2007	202,750	23,975	88,072	311,400	2,297	59,610	688,104

Jeffrey L. Halsey,	2009	$217,417	$28,049	$61,016	—	$180	$44,554	$351,216
Vice President, Human Resources

Gary L Brewer,	2009	$163,542	$(26,929)	$(35,706)	$(213,334)	—	$308,539	$196,112
Former Vice President	2008	269,625	187,606	86,236	234,174	$274	79,360	857,275
and President Process Solutions Group(6)	2007	259,167	46,260	47,170	306,854	58	74,483	733,991

(1)	Amounts shown in this column relate to restricted stock and performance share awards granted under the Company’s 2004 Stock Incentive Plan As Amended (which we refer to as the 2004 Plan) during fiscal 2009 and prior years. The amounts are valued based on the compensation cost recognized by the Company during fiscal 2009 under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123-R). For further information on these awards, see the Grants of Plan-Based Awards table on page 19 of this Proxy Statement.

(2)	Amounts shown in this column relate to stock options granted under the Company’s 2004 Plan during fiscal 2009 and prior years. The amounts are valued based on the compensation cost recognized by the Company during fiscal 2009 under FAS 123-R. See Notes 1 and 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended August 31, 2009 (our Annual Report) for a discussion of the relevant assumptions used in calculating the compensation cost under FAS 123-R. For further information on these awards, see the Grants of Plan-Based Awards table on page 19 of this Proxy Statement.

(3)	Amounts shown in this column include (i) annual cash incentive paid for fiscal 2009 performance and (ii) amounts earned under our LTIP program. The methodology applied in determining these cash incentive amounts and the LTIP accruals are discussed under “Compensation Discussion and Analysis” at “Annual Cash Incentive Compensation Opportunities” and “Accrued Earnings under Fiscal 2007 and 2008 Long-Term Incentive Plan Awards” on page 13 and page 15 of this Proxy Statement. Amounts earned under the annual cash incentive program and fiscal accruals under LTIP program for fiscal 2009, 2008 and 2007 were:

		Annual Cash
		Incentive	Accrual Under
Name	Fiscal Year	Compensation	LTIP Awards	Total

Mr. Wallace	2009	-0-	$350,017	$350,017
	2008	$838,676	700,034	1,538,710
	2007	628,320	908,333	1,536,653

Mr. Hix	2009	-0-	106,667	106,667
	2008	242,138	106,667	348,805
	2007	218,790	106,667	325,457

Mr. Rahimian	2009	-0-	106,667	106,667
	2008	195,863	213,334	409,197
	2007	196,223	268,834	465,057

Mr. Brown	2009	-0-	25,000	25,000
	2008	123,270	125,000	248,270
	2007	130,900	180,500	311,400

Mr. Halsey	2009	-0-	-0-	-0-

Mr. Brewer	2009	-0-	(213,334)	(213,334)
	2008	127,507	106,667	234,174
	2007	200,187	106,667	306,854

(4)	Amounts shown in this column include (i) the aggregate of the increase in actuarial values of each of the Named Executive Officer’s benefits under our Pension Plan and Supplemental Pension Plan and (ii) above market earnings on Non-Qualified Deferred Compensation. For fiscal 2009, the aggregate increase in actuarial values and above market earnings, respectively, for each of the Named Executive Officers was as follows: Mr. Wallace — $3,329 and $1,981; Mr. Hix — $0 and $546; Mr. Rahimian — $13,739 and $709; Mr. Brown — $71,086 and $478, and Mr. Halsey — $0 and $180; and Mr. Brewer — $0 and $0.

(5)	Amounts shown in this column for fiscal 2009 include for each executive officer the items listed in the following table. For those items which are perquisites, we include the incremental costs to the Company of providing the perquisites, and we value perquisites based on the amount we actually paid to the third party to obtain the perquisite for the executive.

Items Included in “All Other
Compensation” for Fiscal 2009	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey	Mr. Brewer

Company contribution to Executive Supplemental Retirement Plan	$62,650	$23,650	$24,150	$12,650	$14,550	$-0-

Company contribution to 401(k) Employee Savings Plan	14,700	14,700	14,400	13,800	14,560	6,824

Perquisites or Personal Benefits	51,645	31,096	41,594	22,344	15,444	22,436

Severance and Outplacement(1)	-0-	-0-	-0-	-0-	-0-	279,279

(1)	Includes $265,000 of severance, which was paid in two installments: $130,000 on April 15, 2009 and $135,000 on October 15, 2009. Also includes $2,969 of outplacement services and $11,310 of health insurance costs.

The following table identifies the perquisites or personal benefits that were made available and utilized by each Named Executive Officer in fiscal 2009. Such benefits differ among Named Executive Officers depending on employment classification, location, and, with respect to certain benefits, whether the Named Executive Officer chose to utilize them in fiscal 2009.

Items Included in Perquisites or Personal Benefits	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey	Mr. Brewer

Financial planning program	X	X	X		X	X

Car allowance	X	X	X	X	X	X

Reimbursement for club membership	X		X

Supplemental disability insurance premiums	X	X	X	X	X	X

Life insurance premiums	X	X	X	X	X	X

Long-term care insurance premiums	X	X	X	X		X

(6)	Mr. Brewer’s employment with the Company terminated on April 6, 2009.

Grants of Plan-Based Awards in Fiscal 2009

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity			Under Equity			All Other Stock	All Other Option
		Incentive Plan Awards			Incentive Plan Awards			Awards: Number of	Awards: Number of	Exercise or Base	Grant Date Fair
								Shares of Stock or	Securities	Price of Option	Value of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying Options	Awards	Option Awards (5)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(5)
Mr. Wallace	FY 2009 Bonus plan(1)	$280,000	$560,000	$1,120,000

	10/8/08 LTIP(2)				6,975	13,949	20,924

	Restricted Stock(3)							11,563			$247,911

	Options(4)								43,165	$21.44	365,176

Mr. Hix	FY 2009 Bonus plan(1)	$77,500	$155,000	$310,000

	10/8/08 LTIP(2)				1,912	3,823	5,735

	Restricted Stock(3)							3,169			$67,943

	Options(4)								11,829	$21.44	100,073

Mr. Rahimian	FY 2009 Bonus plan(1)	$78,750	$157,500	$315,000

	10/8/08 LTIP(2)				2,146	4,292	6,438

	Restricted Stock(3)							3,558			$76,284

	Options(4)								13,282	$21.44	112,366

Mr. Brown	FY 2009 Bonus plan(1)	$35,000	$70,000	$140,000

	10/8/08 LTIP(2)				269	537	806

	Restricted Stock(3)							445			$9,541

	Options(4)								1,660	$21.44	14,044

Mr. Halsey	FY 2009 Bonus plan(1)	$49,275	$98,550	$197,100

	10/8/08 LTIP(2)				1,006	2,012	3,018

	Restricted Stock(3)							1,668			$35,762

	Options(4)								6,226	$21.44	52,672

Mr. Brewer	FY 2009 Bonus plan(1)	$70,500	$141,000	$282,000

	10/8/08 LTIP(2)				1,509	3,018	4,527

	Restricted Stock(3)							2,502			$53,643

	Options(4)								9,339	$21.44	79,008

(1)	Represents the target cash incentive set for fiscal 2009 under our annual cash incentive compensation program. The actual cash incentive of each Named Executive Officer for his 2009 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table.

(2)	Represents the fiscal 2009 performance share award under the LTIP plan. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Fiscal 2009 Performance Share Awards” on page 14 of this Proxy Statement.

(3)	Represents a restricted stock award on October 9, 2008 under the 2004 Plan. The shares vest in equal installments over a three-year period.

(4)	Represents an option award on October 9, 2008 under the 2004 Plan. Options have a ten-year term, become exercisable ratably over a three-year period, and have an option exercise price equal to the closing price of a common share on the date of grant.

(5)	Represents the grant date fair value under FAS 123-R of restricted stock and stock options awarded under our 2004 Plan during fiscal 2009.

Outstanding Equity Awards At August 31, 2009

		Option Awards(1)			Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option		Number of Shares or	Market Value of
	Unexercised	Unexercised	Exercise	Option	Units of Stock That	Shares or Units of
	Options (#)	Options (#)	Price	Expiration	Have not Vested	Stock That have
Name	Exercisable	Unexercisable	$	Date	(#)(2)	Not Vested ($)(3)
Mr. Wallace	40,000	0	$10.79	10/6/2015	83,153	$1,930,813

	22,666	11,334	$15.25	10/4/2016

	13,717	27,437	$29.73	10/5/2017

	0	43,165	$21.44	10/9/2018

Mr. Hix	16,668	0	$13.20	8/1/2016	22,741	$528,046

	3,134	3,134	$15.25	10/4/2016

	3,429	6,859	$29.73	10/5/2017

	0	11,829	$21.44	10/9/2018

Mr. Rahimian	25,000	0	$10.79	10/6/2015	23,130	$537,079

	6,267	3,133	$15.25	10/4/2016

	3,429	6,859	$29.73	10/5/2017

	0	13,282	$21.44	10/9/2018

Mr. Brown	30,000	0	$13.88	6/27/2010	4,253	$98,755

	35,000	0	$12.59	6/26/2011

	50,000	0	$10.89	6/25/2012

	20,000	0	$10.79	10/6/2015

	514	1,030	$29.73	10/5/2017

	0	1,660	$21.44	10/9/2018

Mr. Halsey	2,572	5,144	$29.73	10/5/2017	5,808	$134,862

	0	6,266	$21.44	10/9/2018

Mr. Brewer(4)	0	0			0	0

(1)	Each option listed in the table has a ten-year term and was granted on the same day and in the same month as its expiration date, but 10 years earlier. All options become exercisable with respect to one-third of the shares on the first annual anniversary date of their grant, two-thirds of the shares on the second anniversary, and 100% of the shares on the third anniversary.

(2)	The restricted shares listed in this column vest as follows:

Mr. Wallace — 5,000 (10/4/2009); 3,071 (10/5/2009); 3,855 (10/9/2009); 60,448 (8/31/2010); 3,071 (10/5/2010), 3,854 (10/9/2010), and 3,854 (10/9/2011);

Mr. Hix — 1,333 (10/4/2009); 767 (10/5/2009); 1,057 (10/9/2009); 16,705 (8/31/2010); 767 (10/5/2010); 1,056 (10/9/2010); and 1,056 (10/9/2011);

Mr. Rahimian — 1,333 (10/4/2009); 767 (10/5/2009); 1,186 (10/9/2009); 16,705 (8/31/2010); 767 (10/5/2010); 1,186 (10/9/2010); and 1,186 (10/9/2011);

Mr. Brown — 115 (10/5/2009); 149 (10/9/2010); 3,578 (8/31/2010); 115 (10/5/2010); 148 (10/9/2010); and 148 (10/9/2011); and

Mr. Halsey — 576 (10/5/2009); 556 (10/9/2009); 2,988 (8/31/2010); 576 (10/5/2010); 556 (10/9/2010); and 556 (10/9/2011).

(3)	Market value of shares is the number of shares that have not vested multiplied by our closing price per share of $23.22 on August 31, 2009.

(4)	All of Mr. Brewer’s unvested restricted stock was forfeited upon, and all vested options expired 30 days after, termination of employment.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of Shares
	Acquired on		Number of Shares
	Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)(1)	(#)(2)	Vesting ($)
Mr. Wallace	-0-	-0-	51,968	$1,238,497

Mr. Hix	-0-	-0-	2,101	57,063

Mr. Rahimian	-0-	-0-	18,155	365,332

Mr. Brown	10,000	$88,300	15,185	301,458

Mr. Halsey	-0-	-0-	576	15,644

Mr. Brewer	11,462	61,063	4,879	106,623

(1)	Represents the excess of the market price of a common share on the date of exercise of the option in fiscal 2009 over the option exercise price multiplied by the number of shares acquired upon exercise of the option.

(2)	Represents the vesting in fiscal 2009 of restricted stock awarded under our 2004 Plan in prior years.

Post-Employment (Retirement) Compensation

The Company has two active retirement plans for Named Executive Officers:

•	A qualified 401(k) Employee Savings Plan, which we refer to as the 401(k) Plan.

•	A nonqualified, defined contribution plan, which we refer to as the Executive Supplemental Retirement Plan.

The Company has two inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A qualified defined benefit pension plan, which we refer to as the Prior Pension Plan.

•	A nonqualified supplemental plan, which we refer to as the Prior Supplemental Pension Plan.

Pension Benefits

The Company has no active defined benefit pension plans. Messrs. Brown, Rahimian, and Wallace are the only Named Executive Officers that participated in the inactive defined benefit pension plans. The following table provides information concerning these inactive defined benefit pension plans.

	Pension Benefits
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)	Benefit($)	($)
Mr. Wallace	Prior Pension Plan	2.3	$28,540	0

	Prior Supplemental Pension Plan	2.9	60,721	0

Mr. Rahimian	Prior Pension Plan	20.1	248,879	0

	Prior Supplemental Pension Plan	20.1	58,358	0

Mr. Brown	Prior Pension Plan	10.3	161,971	0

	Prior Supplemental Pension Plan	10.3	113,838	0

(1)	The Prior Pension Plan was for officers and other salaried employees and was “frozen” on December 31, 2005. Retirement benefits for Messrs. Rahimian and Wallace under the Prior Pension Plan are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) was credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits were doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Prior Pension Plan was “frozen” in that no future pay credits are credited to any participant’s account. Each account is also credited annually with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump sum payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. For him, the Company calculates retirement benefits under the Prior Pension Plan on the basis of his average annual compensation for the five highest years during his last ten years of employment with reductions for credited years of service less than 35. Compensation for the purpose of calculating retirement benefits includes salary and cash incentive compensation (exclusive of deferred incentive compensation). The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $195,000. The Prior Supplemental Pension Plan provides supplemental retirement benefits for Messrs. Wallace, Brown, and Rahimian. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Prior Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Prior Pension Plan. The Prior Supplemental Pension Plan also provides in the case of Messrs. Wallace and Rahimian that the employee’s cash balance account at retirement would be multiplied by 150% and 130%, respectively. The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace and Rahimian are $9,400 and $63,400, respectively. In making these estimates, the assumptions applied to the “frozen” 12/31/2005 account balance were (i) that the interest rate for all years is 4.0%, which was the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Prior Supplemental Pension Plan) was converted to an annuity using an interest rate of 5.50% and the 1994 Group Annuity Reserve Table for Males and Females as published in Revenue Ruling 2001-62. The estimated annual benefit payable at normal retirement age in the form of an annuity to Mr. Brown is $29,800.

(2)	No Named Executive Officer is eligible for early retirement under any retirement plan of the Company.

(3)	Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 8 to our Consolidated Financial Statements for the year ended August 31, 2009 included in our Annual Report for more information on those assumptions.

Nonqualified Deferred Compensation

The only active retirement plan that the Company maintains for the Named Executive Officers (other than the 401(k) Plan), is the Executive Supplemental Retirement Plan, which was established in fiscal 2006. The following table provides information concerning the Executive Supplemental Retirement Plan.

	Nonqualified Deferred Compensation(1)
	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	$(2)	$(3)	$	$
Mr. Wallace	0	$62,650	$23,114	0	$415,967

Mr. Hix	0	23,650	6,382	0	121,056

Mr. Rahimian	0	24,150	8,269	0	150,542

Mr. Brown	0	12,650	5,572	0	97,818

Mr. Halsey	0	14,550	2,097	0	46,607

Mr. Brewer(4)	0	0	0	0	0

(1)	As described in footnote (1) to the Pension Benefits table, above, the Company “froze,” as of December 31, 2005, all of the plans that provided retirement benefits to the Named Executive Officers and adopted the Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which the Company annually credits an amount equal to 10% of the participant’s salary and annual bonus to the participant’s deferred compensation account. The amount credited under the plan, however, is reduced by certain amounts the Company credits to the participant’s account for the same fiscal year under the 401(k) Plan. The Company also credits interest at a rate of seven percent per annum on the amounts credited to the participant’s deferred compensation account. The Company will distribute the aggregate balance in the participant’s deferred compensation account to him on the first day of 14th month after the later of the participant’s retirement from the Company or attaining age 60. A participant may elect up to 12 months before such lump sum payment date to be paid in equal annual installments over 15 years or less, but the first installment payment may not be made until five years after such lump sum payment date. Upon termination of employment, a participant forfeits his benefits under the plan if he has less than five years of service with the Company unless the reason for termination was disability or death.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	For each Named Executive Officer, only 0.6% of the amounts listed in this column (which represented above-market earnings) were included in the Summary Compensation Table. See Summary Compensation Table at footnote (4) for additional information.

(4)	Mr. Brewer had less than five years of service with the Company upon termination of his employment and therefore, his benefits under the plan were forfeited.

Potential Payments Upon Termination of Employment or a Change-in-Control

Payments and benefits received by Named Executive Officers upon termination or a change-in-control are governed by the arrangements described below and quantified in the tables at the end of this section. The amounts shown in the tables assume the termination of employment and change of control occurred on August 31, 2009, the last day of fiscal 2009 (based on the executive’s compensation and service levels at such date and the closing stock price of our common shares on August 31, 2009 of $23.22 per share). The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company.

Prior Pension Plan and Prior Supplemental Pension Plan

Named Executive Officers who are terminated for any reason receive their vested benefits under the Prior Pension Plan and the Prior Supplemental Pension Plan as discussed in the “Pension Benefits” section, above.

Executive Supplemental Retirement Plan and 401(k) Plan

Named Executive Officers who are terminated for any reason other than cause receive their vested aggregate account balance as discussed in the “Nonqualified Deferred Compensation” section. They would also receive their aggregate account balance under the 401(k) Plan.

Life Insurance and Disability

We have life insurance and disability insurance programs that would provide Named Executive Officers or their beneficiaries certain payments in the event the executive’s employment were terminated due to death or disability.

Stock Compensation Plans

Under the Company’s stock plans (meaning our 1994 Plan, 1999 Plan and 2004 Plan), unvested equity awards (or in the case of options, unexercisable options) are treated as follows:

Nature of Termination	Restricted Stock Awards	Stock Options
Voluntary (other than Retirement)	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Involuntary for Cause	Forfeit	Forfeit

Involuntary without Cause	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Early Retirement and Normal Retirement	Forfeit	All become exercisable — for one year (early retirement) and three years (normal retirement)

Death and Disability	Fully vest	All become exercisable for three years

Change of Control	Fully vest	Fully vest

Employment Agreement with Mr. Wallace and Change-in-Control Agreements With Other Named Executive Officers

We have entered into an employment agreement with Mr. Wallace and change-in-control agreements with each of the other Named Executive Officers.

The change-in-control agreements with Messrs. Hix, Rahimian, Brown, and Halsey expire on June 30, 2010. The agreements, however, automatically renew each year for an additional year unless at least 60 days prior to the scheduled renewal date, we advise the executive that the agreement will not be extended for an additional year in which case the agreement would continue for the one year period remaining in the current term. Mr. Brewer’s change-in-control agreement terminated upon his termination of employment.

The change-in-control agreements provide that if the executive is terminated by us other than for cause or disability or if the executive elects to terminate employment for good reason within two years following a change-in-control, the executive will be entitled to certain payments and benefits listed in the “Change-in-Control Agreement” table, below.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “change-in-control” means:

•	a person, other than M.H.M. & Co., Ltd. and its affiliates, becomes the owner of more than 25% of our voting shares;

•	change in a majority of the incumbent directors (including directors approved by a majority of the incumbent Directors) within a two-year period;

•	certain reorganizations, mergers, combinations and other transactions that result in our existing shareholders not owning at least 60% of the company resulting from the transaction; or

•	the complete liquidation of the Company or the sale of substantially all of our assets.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “good reason” means:

•	material diminishment in executive’s duties or responsibilities that reflect a material diminution of the scope and importance of executive’s position;

•	decrease in base salary or target annual cash incentive;

•	material reduction in benefits available under employee and officer benefit plans and programs; or

•	failure to bind our successors to honor the change-in-control agreement.

The following table sets forth the payments and benefits that could be due to a Named Executive Officer (other than Mr. Wallace) upon the occurrence of a change-in-control of the Company on August 31, 2009. Other than the change-in-control agreements, we do not have any severance plans or agreements covering the Named Executive Officers included in the table.

Change-in-Control
Occurs and
then the		Mr. Hix	Mr. Rahimian	Mr. Brown	Mr. Halsey
Following Occurs	Compensation Component	Payout	Payout	Payout	Payout
Employment Continues	Unexercisable options become exercisable(1)	$46,026	$48,612	$2,955	$11,082
	Immediate vesting of restricted stock(2)	140,179	149,212	15,697	65,480
	LTIP Awards Vest(3)	205,520	205,520	47,671	0
	Performance Shares Vest(4)	92,578	92,578	13,682	69,381
	Immediate Vesting of Retirement Benefits(5)	121,056	0	0	46,607
	Total	$512,781	$495,922	$80,005	$192,550

Termination Due to Disability or Death(7)	Prorated target annual cash incentive(6)	0	0	0	0

	Prorated target annual cash incentive(6)	0	0	0	0
Termination without Cause by	1.5 times base salary	465,000	472,500	300,000	328,500
the Company or	1.5 times average annual
Termination by	cash incentive for last 3 years	230,464	196,043	127,085	105,660
Executive for Good Reason (7)	18 months of health and welfare benefits	15,230	22,539	17,345	7,005
	Total	$710,694	$691,082	$444,430	$441,165

Termination for Cause by the Company or Termination by Executive without Good Reason(7)	No special payments or benefits	0	0	0	0

(1)	Represents the excess of the closing price of our shares of $23.22 on August 31, 2009 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(2)	Represents the value of restricted shares that vested on account of a change-in-control, using the $23.22 per share closing price on August 31, 2009.

(3)	Long-Term Incentive Award in October 2007 (Prior LTIP) to the extent it has been earned as performance shares is paid out as common shares.

(4)	Performance Share awards made in October 2007 vest to the extent they have been earned and are paid out in common shares. Performance Share awards made in October 2008 were forfeited because performance targets were not met for fiscal 2009.

(5)	Retirement benefits under the Executive Supplemental Retirement Plan normally vest after five years of service. At August 31, 2009, Messrs. Hix and Halsey each had less than five years of service.

(6)	Chart assumes termination at end of fiscal 2009 at which time the cash incentive for fiscal 2009 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid at target as set under the Senior Executive Annual Cash Bonus Plan.

(7)	The amount listed would be in addition to the amounts listed in the row entitled “Employment Continues.”

We entered into an employment agreement with Mr. Wallace on June 28, 2006 which expires on June 30, 2011. The agreement, however, automatically renews each year for an additional year unless at least 60 days prior to the scheduled renewal date, we or Mr. Wallace elect not extend the agreement for an additional year in which case the agreement would continue for the one-year period remaining in the current term. The following table sets forth the payments and benefits that would be due to Mr. Wallace under the agreement in the event of a change-in-control of the Company on August 31, 2009 or his termination of employment both before and after a change-in-control of the Company.

		Mr. Wallace
Triggering Event	Compensation Component	Payout
Termination Due to Death or Disability	Prorated target cash incentive(1)	$0

Termination without Cause by the	Severance payments for 22 months	$1,283,333
Company or Termination by Executive	Prorated target annual cash incentive(1)	0
for Good Reason	Unexercisable options become exercisable(2)	167,166
	Immediate vesting of restricted stock(3)	527,233
	24 months of health and welfare benefits	22,000
	Total	$1,999,732

Change-in-Control —	Unexercisable options become exercisable(2)	167,166
Employment Continues	Immediate vesting of restricted stock(3)	527,233
	LTIP Awards Vest(4)	719,356
	Total	$1,413,755

Change-in-Control —	Prorated target annual cash incentive(1)	0
Termination without Cause by the	3.0 times base salary	2,100,000
Company or Termination by Executive	3.0 times average annual cash incentive for last	1,466,996
for Good Reason(5)	3 years
	24 months of health and welfare benefits	22,000
	Gross up payment for any excise tax	0
	Total	$3,588,996

Change-in-Control —	Prorated target annual cash incentive(1)	0
Termination by Executive in the 13th	2.0 times base salary	1,400,000
month following a	2.0 times average annual cash incentive for last	997,997
Change-in-Control(5)	3 years
	24 months of health and welfare benefits	22,000
	Gross up payment for any excise tax	0
	Total	$2,399,997

Change-in-Control-Termination for Cause by	No special payments or benefits
the Company or Termination by Executive
without Good Reason other than in the
13th month following a
Change-in-Control(5)

(1)	Chart assumes termination at end of fiscal 2009 at which time the annual cash incentive for fiscal 2009 would have been fully earned. At any other time, there would be a prorated annual cash incentive paid.

(2)	Represents the excess of the closing price of our shares of $23.22 on August 31, 2009 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(3)	Represents the value of restricted shares that vested on account of a change-in-control, using the $23.22 per share closing price on August 31, 2009.

(4)	Long-Term Incentive Award made in October 2007 and Performance Share awards made in October 2007 to the extent they have been earned and are paid out as common shares. Performance Share awards made in October 2008 were forfeited because performance targets were not met for fiscal 2009.

(5)	The amount listed would be in addition to amount listed in the row entitled “Change-in-Control-Employment Continues.”

The change-in-control agreements and Mr. Wallace’s employment agreement each provide that the executive will maintain the confidentiality of the Company’s confidential information indefinitely and for one year after termination of employment for any reason will not compete with the Company or solicit employees to leave the Company and join another organization.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive the compensation listed in the following table for services as a director. The information set forth in the table describes director compensation as in effect during fiscal 2009.

Non-Employee Director
Compensation	Amount
Annual Cash Retainer	$32,000

Annual Restricted Stock Award(1)	$40,000 in Shares Vest After One Year of Service

Meeting Attendance Fees(2)	Board — $1,500; Committee — $1,000

Chair of Audit Committee	Additional $10,000 Retainer

Chair of Compensation Committee	Additional $7,500 Retainer

Chair of Nominating and Governance Committee	Additional $7,500 Retainer

Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan on the date of each annual meeting of shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Our non-employee directors are required to own our stock having a value equal to at least two times the annual cash retainer we pay directors. Until a director meets the stock ownership requirement, the director must retain at least 60% of all stock compensation paid by us.

The following table provides additional information on fiscal 2009 compensation for non-employee directors who served during fiscal 2009.

	Director Compensation Table
	Fees Earned or	Stock
	Paid in Cash	Awards
Name	($)(1)	($)(2)	Total($)(3)

David T. Gibbons	49,750	40,000	89,750
Richard J. Giromini	35,167	40,000	75,167
Stephen F. Kirk	51,000	40,000	91,000
Andrew G. Lampereur	47,750	40,000	87,750
Thomas P. Loftis	100,000	40,000	140,000
Dale L. Medford	57,750	40,000	97,750
Albert J. Neupaver	27,333	40,000	67,333

(1)	Consists of the cash amounts described in the preceding table.

(2)	The amounts are valued based on the compensation cost recognized by the Company under FAS 123-R. The grant date fair value of the restricted stock awards granted to each of the directors in 2009 under FAS 123-R was $40,000.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder returns for the Company’s common shares with the cumulative total return for the Russell 2000 Index and the S&P Industrial Machinery Index for our last five fiscal years. This information assumes the investment of $100 in our common shares and each of the specified indices on August 31, 2004, and assumes reinvestment of all cash dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Robbins & Myers Inc., The Russell 2000 Index
And The S&P Industrial Machinery Index

	Cumulative Period Ending August 31,
	2004	2005	2006	2007	2008	2009
Robbins & Myers, Inc.	100.00	115.99	153.77	291.03	483.87	252.72

Russell 2000	100.00	123.10	134.62	149.92	141.70	111.52

S&P Industrial Machinery	100.00	108.82	116.74	153.64	139.03	107.67

PROPOSAL TO RE-APPROVE PERFORMANCE GOALS IN
OUR 2004 STOCK INCENTIVE PLAN AS AMENDED

Shareholders are being asked to re-approve the material terms of the performance goals under the Robbins & Myers, Inc. 2004 Stock Incentive Plan as Amended (the “2004 Plan”). The Plan was approved by our shareholders and became effective on December 8, 2004.

The purpose of asking shareholders to re-approve the performance goals under the 2004 Plan is so that certain incentive awards granted thereunder may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) of publicly-held companies, unless compensation is performance-based or satisfies other conditions. To satisfy the performance-based exception, Section 162(m) of the Code generally requires the material terms of the performance goals to be approved by shareholders every five years, in situations where the Compensation Committee has the ability to change the targets under a performance criterion (as in our case). Under Section 162(m), the material terms of the performance goals that must be re-approved include (a) the class of employees eligible to receive compensation upon achievement of performance goals applicable to performance-based awards; (b) a description of the business criteria on which such performance goal may be based; and (c) the maximum amount that may be paid to any employee or the formula used to calculate the maximum amount of compensation upon achievement of the performance goal.

We are not proposing any amendment to the terms of the 2004 Plan at this time. These performance goals must be approved by shareholders to preserve, to the extent possible, our tax deduction for certain awards made under the 2004 Plan in accordance with the terms of Section 162(m) of the Code and related regulations.

Section 162(m) Performance Goals

Under Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is employed and among one of the three most highly-compensated officers for that taxable year as reported in the Company’s proxy statement (referred to as “covered employees”). The limitation on deductions does not apply to certain types of compensation, including “performance-based compensation” if approved by shareholders. Under the 2004 Plan, options will qualify as performance-based compensation and restricted share awards, share awards, performance awards and share unit awards may also qualify if the Compensation Committee of the Board of Directors (the “Committee”) so designates these awards (herein called “Section 162(m) Awards”) as performance-based compensation and administers the 2004 Plan with respect to these designated awards in compliance with Section 162(m) of the Code. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Committee discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based is limited to one or more of the following performance measures, which may be applied with respect to the Company, any subsidiary or any business unit of the Company: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; receivable turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities, changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures.

The following description of the 2004 Plan is a summary of its principal provisions and is qualified in its entirety by reference to the 2004 Plan. The 2004 Plan is incorporated by reference from our Annual Report on Form 10-K for our fiscal year ended August 31, 2009.

Description of the Plan

Administration.  The Committee administers the 2004 Plan. The Committee is comprised of four independent Directors who also meet the requirements for (i) non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) outside directors under Section 162(m) of the Code. The Committee selects participants from among eligible persons and, subject to the terms of the 2004 Plan, determines the type, size and time of grant of stock incentive awards, determines the terms and conditions of awards and makes all other determinations necessary or advisable for the administration of the 2004 Plan. Each award under the 2004 Plan is evidenced by a written award agreement approved by the Committee (the “Award Agreement”).

Eligibility.  Awards under the 2004 Plan may be granted to any current or prospective employee, officer, or director of the Company or any of its subsidiaries. Recipients of awards are selected from time to time by the Committee in its sole discretion. Shareholders are being asked to re-approve this class of employees eligible to receive awards under the Plan. Although awards under the Plan may be granted to a broad range of eligible persons, the only awards for which “performance-based compensation” under Section 162(m) is relevant are those that are paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer).

Shares Available for Awards:  A total of 2,400,000 common shares may be issued and sold under the 2004 Plan. Common shares issued and sold under the 2004 Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any award payable in common shares is forfeited, expires or is returned to the Company for failure to satisfy vesting requirements, the common shares covered thereby will no longer be charged against the foregoing maximum share limitation and may again be made subject to awards under the 2004 Plan. In addition, if any common shares are exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price of an option or tax withholding upon exercise or payment of an award, then the number of common shares that is charged against the maximum number of common shares that may be issued pursuant to the 2004 Plan is reduced by the number of common shares so exchanged or withheld. Any awards settled in cash will not be counted against the share limitations under the 2004 Plan. In the event of recapitalizations, reclassifications or other specified events affecting the Company or the common shares, appropriate and equitable adjustments may be made to the number and kind of common shares available for grant, as well as to other maximum limitations under the 2004 Plan, and the number and kind of common shares or other rights and prices under outstanding awards. As of the fiscal year ended August 31, 2009, 1,543,323 common shares of the Company remained available for grant under the 2004 Plan, taking into account grants thereunder as well as cancellations and forfeitures.

Types of Awards and Annual Per Participant Award Limits.  Incentive awards that may be issued under the 2004 Plan consist of stock options, restricted share awards, unrestricted share awards, performance awards, and share unit awards. The 2004 Plan contains annual limits on awards to individual participants. In any calendar year, no participant may be granted stock options covering more than 200,000 shares, restricted share awards having a value of more than $500,000, unrestricted share awards having a value of more than $500,000, performance awards having a value of more than $1,000,000, or share units awards having a value of more than $500,000 based on the market value of common shares at the time of award. Shareholders are being asked to re-approve the maximum amount that can be granted in any calendar year to individual participants, other than options for which re-approval is not necessary.

Stock Options.  A stock option provides for the purchase of common shares in the future at an exercise price per share that may not be less than 100% of the fair market value of a share on the date the option is granted. Stock options may be either nonqualified options or incentive stock options, which meet the requirements of Section 422 of the Code. The term of an option may not exceed ten years. The Committee may provide that an option is exercisable at any time during its term, or only with respect to a stated number of shares over staggered periods. An option may only be exercised while the participant is employed by the Company or a subsidiary of the Company or within 30 days after cessation of the participant’s employment or other service if the reason for cessation of employment or other service is other than disability, retirement, death or termination for gross misconduct. In the case of disability, normal retirement, or death, an option may be exercised to the extent it was exercisable on the date the optionee ceased to be employed by the Company for the lesser of three years after termination of employment or the remaining term of the option. In the event of a change of control of the Company (as defined in the 2004 Plan), any option, which is not then exercisable, automatically becomes exercisable. Payment for shares purchased upon exercise of an option must be made in full at the time of purchase. The manner of payment of the exercise price is determined by the Committee and set forth in the Award Agreement and may include payment in cash, in common shares, through a broker-assisted “cashless exercise” program, or by any combination of the foregoing.

Restricted Share Awards.  A restricted share award represents common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued employment of the participant for specified time periods and on the attainment of specified business performance goals established by the Committee. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the rights of a shareholder of the Company, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Share Awards.  A share award represents common shares that are issued free of restrictions on transfer and free of forfeiture conditions. A share award may be granted for past services, in lieu of cash incentive or other cash compensation, directors’ fees or for any other valid purpose as determined by the Committee.

Share Unit Awards.  An award of share units provides the participant the right to receive a payment based on the value of a common share. Share units may be subject to vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. Share unit awards are payable in cash or in common shares or in a combination of both. Share units may also be granted together with related dividend equivalent rights.

Performance Awards.  The Committee may grant performance awards under which payment is made, in the Committee’s discretion, in common shares, in cash, or a combination of shares and cash if the performance of the Company or any subsidiary or division of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee determines the goals, the length of an award period, the maximum payment value of an award, and the minimum performance required before a payment is made. Except for performance awards intended as “performance-based compensation” under Section 162(m) of the Code, the Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a participant must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement, as it deems equitable.

Change of Control.  In order to maintain a participant’s rights in the event of a change of control of the Company (as defined in the 2004 Plan), the Committee, in its sole discretion, may, as to any award, either at the time that an award is made or any time thereafter, provide for the acceleration of any time periods relating to the exercise or realization of any such award, so that such award may be exercised or realized in full on or before a date fixed by the Committee. The Plan provides that all options shall automatically become fully exercisable upon the occurrence of a change of control of the Company.

Plan Amendments.  The Board may amend or modify the 2004 Plan at any time and from time to time except that the Board may not, without shareholder approval (except for adjustments described under “Shares Available for Awards,” above): (a) increase the maximum number of common shares that may be issued under the 2004 Plan; (b) expand the types of awards available to participants under the 2004 Plan; (c) materially expand the class of persons eligible for awards; (d) delete or limit the provisions of the 2004 Plan prohibiting the repricing of options; (e) extend the term of the 2004 Plan; or (f) increase the annual per person limitations on awards. No amendment of the 2004 Plan may, without the consent of a participant, adversely affect any award held by him under the 2004 Plan.

Term of the Plan:  Unless earlier terminated by the Board, the 2004 Plan will terminate on December 8, 2014. Termination of the 2004 Plan does not affect any outstanding awards granted prior to termination.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of awards under the 2004 Plan and is based on Federal income tax laws currently in effect.

Effect of Change of Control.  Under the golden parachute tax provisions of the Code, if compensatory payments made to certain officers, employees and shareholders, including the vesting of stock options and stock awards, are contingent, or are deemed to be contingent, on a change in control of a publicly-traded corporation, and if the value of such payments exceeds certain limits, the person who receives such payments may be subject to a 20% excise tax on most of the payments, payable in addition to ordinary income taxes, and the corporation may be denied a deduction for the portion of the payments which is subject to such excise tax. If a change in control of the Company occurs, awards under the 2004 Plan that are deemed to be contingent on the change in control may be subject to such excise tax, in whole or in part, and may be nondeductible by the Company. The tax summaries that follow do not reflect the potential application of these Code provisions in the event of a change in control.

Stock Options.  There are no federal income tax consequences either to the optionee or the Company upon the grant of an incentive stock option or a nonqualified option. If shares are purchased under an incentive stock option (i.e., an incentive option is exercised) during employment or within three months thereafter, the optionee will not recognize any income and the Company will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of such exercise over the purchase price of the shares under the option will be includible in the optionee’s alternative minimum taxable income. Generally, if the optionee disposes of shares purchased under an incentive stock option within two years of the date of grant or one year of the date of exercise of the incentive stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount realized by the optionee on the disposition of the shares) over the purchase price of such shares. Any gain after the date on which the optionee purchased the shares will be treated as capital gain to the optionee and will not be deductible by the Company. If the shares are disposed of after the two-year and one-year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss realized by the optionee will be treated as capital gain or loss.

When shares are purchased under a nonqualified option, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares purchased under a nonqualified option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

Other Awards.  The current United States federal income tax consequences of other awards authorized under the 2004 Plan are generally in accordance with the following: (i) restricted shares are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) share units and performance awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted share awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the

Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognized ordinary income.

The Board recommends that shareholders re-approve the material terms of the performance goals under the 2004 Plan. If the requisite shareholder approval is not obtained, we may continue to grant awards under the 2004 Plan in accordance with its current terms. However, certain future awards under the 2004 Plan may not constitute “performance-based” compensation under Section 162(m) of the Code, and accordingly, may not be tax deductible by the Company depending on the facts and circumstances.

APPROVAL OF THE PERFORMANCE GOALS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING COMMON SHARES PRESENT IN PERSON OR BY PROXY, AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

The Board recommends a vote “FOR” the proposal to re-approve the performance goals in our 2004 Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter is Appendix B to this Proxy Statement and is also available at our website. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the our Annual Report on Form 10-K and (ii) appoints, subject to ratification by shareholders, the independent auditors to audit our books and records.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2009 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and (iv) discussed with the independent auditor the independent auditor’s independence. Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
  Dale L. Medford, Chairman
  Richard J. Giromini
  Andrew G. Lampereur
  Albert J. Neupaver

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2009. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2009 and 2008 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2009	Fiscal 2008

Audit(1)	$1,874,000	$2,121,800
Audit-Related(2)	$24,600	150,600
Tax(3)	$57,200	80,600
All Other(4)	-0-	-0-

Total	$1,955,800	$2,353,000

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	There were no other fees incurred for fiscal 2009 and 2008.

In appointing Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2009, the Audit Committee reviewed past services performed during fiscal 2008 and services proposed to be performed during fiscal 2009. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

Subject to ratification by the shareholders, the Audit Committee of the Board has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2010. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2010.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2008 through August 31, 2009 were met.

SHAREHOLDER PROPOSALS

The Annual Meeting of Shareholders for the fiscal year ending August 31, 2010 is presently scheduled to be held on January 5, 2011. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 5, 2011, the Company must receive the proposal at 51 Plum Street, Suite 260, Dayton, Ohio 45440, Attention: Corporate Secretary, on or before August 6, 2010.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 5, 2011, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on October 20, 2010 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on October 20, 2010.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 5, 2011, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 22, 2010 and November 17, 2010. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440

By Order of the Board of Directors,

Linn S. Harson
Secretary

Appendix A
As Approved on October 9, 2008

ROBBINS & MYERS, INC.

Standards For Assessing Director Independence

A majority of the members of the Board of Directors of Robbins & Myers, Inc. (the “Company”) shall be “independent” within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”).

The Board of Directors shall annually determine those of its members that are independent. This determination shall be disclosed in the proxy statement for each meeting of shareholders of the Company at which directors are to be elected. A Director will be deemed “independent” if the Board has affirmatively determined that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company. In making this determination, the Board shall apply the following standards (the “Standards”). For purposes of applying the Standards, “Company” shall include any parent or subsidiary in a consolidated group with the Company.

A. A Director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.

B. A Director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $120,000 in compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

C. A Director who is a partner of or employed by, or whose immediate family member is a partner of or an employee who personally works or worked on the Company’s audit by, a present or former internal or external auditor of the Company may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

D. A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

E. A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single calendar year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

F. A Director who is, or whose immediate family member is, an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual gross revenues received by the entity or more than $1,000,000 in a calendar year, whichever amount is greater) from the

A-1

Company or any of its affiliates may not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

G. It would not be considered a material relationship with the Company that would impair a Director’s independence if, in any year within the preceding three years:

(1) A Director of the Company served as an executive officer of another company that was indebted to the Company, or to which the Company was indebted, and the amount of either company’s indebtedness to the other at the end of the year was less than 5% of the total consolidated assets of the Company or of the company the Director serves as an executive officer.

(2) A Director had a relationship with the Company or management of the Company that (i) was not covered by Paragraph A through G(1), above; (ii) all relevant facts concerning the relationship were disclosed to the Independent Directors, and (iii) the Independent Directors as a group determined that the relationship was not a material relationship with the Company or management of the Company.

H. In addition to the Standards applicable to Directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory, or compensatory fee from the Company other than Director fees and any regular benefits that other Directors receive for services on the Board or Board committees. For purposes of this paragraph, prohibited indirect payments include payments received by an Audit Committee member’s spouse, minor children or stepchildren, or children or stepchildren sharing a home with the Director, as well as payments received by an entity in which the Director is a partner, member, managing director, executive officer or in which the Director holds a similar position, which entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company. In addition, no Audit Committee member can be an “affiliated person” of the Company meaning that no Audit Committee member can beneficially own, directly or indirectly, more than 10% of the voting securities of the Company.

For purposes of these Standards, the terms:

A. “affiliate” means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

B. “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The annual determination by the Board of those of its members who are independent shall be conducted as follows: (i) each director will be asked to fill out a Directors Questionnaire requesting detailed information regarding the Director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence; (ii) a summary of the relevant information contained on the Directors Questionnaire will be prepared by the Company’s Corporate Secretary, with the assistance of the Company’s legal counsel, and submitted to the Nominating and Governance Committee (the “Committee”); (iii) the Committee will then review and evaluate the relevant information and determine those of the Directors that are independent under the Standards; (iv) the Committee will report and review its findings with the full Board; and (v) the full Board will then consider and act upon the report of the Committee and adopt, as appropriate, a resolution of the full Board designating those of its members that the Board has affirmatively determined to be independent under the Standards.

A-2

Appendix B

ROBBINS & MYERS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Statement of Purpose

There shall be a committee of the Board of Directors (“Board”) to be known as the Audit Committee (“Committee”). The primary purpose of the Committee is to assist the Board in fulfilling its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal auditors and independent auditor, and (v) the preparation of the internal control report required by the Securities and Exchange Commission (“SEC”).

While the Committee has the responsibilities set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II.	Composition and Governance Issues

The Committee shall be comprised of three or more Directors appointed annually by the Board. Committee members shall meet the independence and experience requirements of the New York Stock Exchange and applicable laws and regulations, as determined by the Board. The Board shall designate one member of the Committee as its Chair. All members of the Committee shall be financially literate and at least one member shall be a financial expert as defined by the SEC and as determined by the Board. The Board shall disclose such determination in the Company’s annual report on Form 10-K. The simultaneous service on the audit committee of more than two other public companies shall require a Board determination that shall be disclosed in the annual proxy statement.

III.	Meetings

The Committee shall meet at least quarterly or more frequently as the Committee determines and shall create a meeting agenda for the ensuing year.

The Committee shall periodically meet separately with management, the internal auditor, and the Company’s independent auditor.

The Committee shall keep minutes of its proceedings that shall be signed by its Chair and the person whom the Chair designates to act as secretary of the meeting. The minutes of the meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

IV.	Specific Duties and Responsibilities

The following principal responsibilities of the Committee are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Internal Control

•	Oversee the Company’s internal audit function and review the internal audit department charter annually. When applicable, review the appointment and replacement of the senior auditing executive.

•	Review internal audit plans and the major findings resulting from the audits performed and discuss any significant difficulties the internal audit team encountered in the course of its audits.

•	Review with the independent auditor the internal audit function, the responsibilities, annual audit plan, and staffing of the Company’s internal audit function, and any recommended changes in the planned scope of internal audit.

•	Focus on the extent to which the Company and its independent auditors or other designees review the effectiveness and security of the Company’s computer systems and applications.

•	Inquire of the independent auditors about fraud, illegal acts, deficiencies in internal controls, and other matters affecting internal controls within the Company and the integrity of the Company’s financial information, and special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Review whether internal control recommendations made by the Company’s internal auditors and independent auditors have been implemented by management.

•	Review and discuss with management and the Company’s independent auditor the Company’s Sarbanes-Oxley § 404 compliance program and management’s internal controls report prior to filing the Company’s Form 10-K.

B. Financial Reporting

1. General

•	Review major accounting and reporting issues, including issued and pending professional and regulatory pronouncements and off-balance sheet structures, and understand their impact, or potential impact, on the Company’s financial statements and operations.

•	Receive reports from the independent auditors on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles discussed with management.

•	Periodically review the basis for the Company’s accounting in material, judgmental areas.

•	Inquire of management, internal audit, and the independent auditors as to the existence of any significant financial, accounting or reporting risks or exposures and the Company’s plans to address such risks.

•	Review annual and quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operation with management and the independent auditors.

•	Review with the CEO and CFO each quarter the certifications that each of them will make in connection with the filing of the Company’s next Quarterly Report on Form 10-Q or Annual Report on Form 10-K and the procedures that were followed by the CEO, CFO and other financial staff of the Company, including internal auditors, to provide reasonable assurances that the statements in the CEO and CFO certifications are true and accurate.

2. Annual Financial Statements

•	Review and discuss with management and the independent auditors the annual audited financial statements and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Determine whether the annual financial statements are complete and consistent with the information known to the Committee members, and assess through inquiry, whether the financial statements reflect appropriate accounting principles.

•	Meet with management and the independent auditors to review the financial statements and the results of the audit, any audit problems or difficulties, and management’s response.

•	Review material written communication between the independent auditor and management including the management letter and schedule of unadjusted differences.

3. Interim Financial Statements

•	Gain an understanding as to how management develops and summarizes quarterly financial information and the independent auditor’s review of quarterly financial information.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

4. Press Releases, Earnings Guidance and Use of Non-GAAP Financial Measures

•	Discuss generally the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as the type of financial information and earnings guidance provided to analysts and rating agencies.

C. Review of Compliance

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters, and the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	If applicable, review the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts, unethical conduct, criminal conduct, or accounting irregularities.

•	Review with management and the independent auditor any significant communication with regulators or governmental agencies and the findings of any examinations or reviews by regulatory agencies such as the SEC.

D. Independent Audit

•	The Committee shall be directly responsible for the appointment (subject to shareholder ratification), retention, termination, compensation and terms of engagement, and oversight of the work of the independent auditors.

•	Review the qualifications, performance, independence, and quality controls of the independent auditors, including the lead audit partner, and assure the regular rotation of audit partners as required by law. The Committee shall also consider whether the independent firm itself shall be rotated.

•	Review the independent auditors’ proposed audit scope and approach and discuss any restrictions on scope.

•	Review and approve all audit fees of the independent auditors.

•	Review and resolve any disagreements between management and the independent auditors regarding financial reporting.

•	Annually obtain and review a report by the independent auditors describing:

•	The independent auditors’ internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding fives years, respecting one or more independent audits carried out by the independent auditors’ firm and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company to assess the auditors’ independence.

•	Approve all engagements for non-audit services to be provided by independent auditors and the related fees. As allowed by law, regulation or listing standards, the Committee may designate any member to receive reports, perform review, and pre-approve non-audit services, provided that a report on such activities shall be presented to the Committee at its next meeting.

•	Set policies for hiring employees and former employees of the independent auditors that comply with law, regulations, and listing standards.

E. Other Responsibilities

•	Create free and open communication among the independent auditors, financial senior management, and the Board.

•	Review and reassess the adequacy of the Committee charter on an annual basis and receive approval of changes from the Board.

•	Discuss polices with respect to risk assessment and risk management.

•	Evaluate the performance of the Committee annually.

F. Reporting Responsibilities

•	Regularly update the Company’s Board about Committee activities and make appropriate recommendations.

•	Prepare the Committee report for inclusion in the Company’s annual proxy statement, as required by the SEC.

G. Authority and Funding

•	The Committee shall have the authority to retain and obtain advice from legal, accounting, or other advisors, as appropriate.

•	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to outside legal, accounting or other advisors employed by the Committee.

Approved 10/9/2008

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m, ET, on January 6, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/RBN · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Richard J. Giromini	☐	☐	02 - Stephen F. Kirk	☐	☐	03 - Peter C. Wallace	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	RE-APPROVE PERFORMANCE GOALS FOR THE ROBBINS & MYERS, INC. 2004 STOCK INCENTIVE PLAN AS AMENDED.	☐	☐	☐	3.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2010.	☐	☐	☐

IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY
COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Shareholders should date this proxy and sign here exactly as name appears herein. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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■	3 2 B V	+
                   014C2B

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 6, 2010:
This Proxy Statement and our Annual Report to Shareholders for the fiscal year ended August 31, 2009 are available at
https://materials.proxyvote.com/770196.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROBBINS & MYERS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 6, 2010
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
51 Plum Street, Suite 260
Dayton, Ohio 45440
The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation, (the “Company”), hereby appoints Thomas P. Loftis, Andrew G. Lampereur, Dale L. Medford and Albert J. Neupauer, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 6, 2010, and at any adjournment thereof, as indicated on the reverse.
Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2009.
When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2, and 3.
PLEASE SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.